As filed with the Securities and Exchange Commission on May 9, 2012

Registration No. 333-159265	Registration No. 333-151107
Registration No. 333-129783	Registration No. 333-126221
Registration No. 333-59484	Registration No. 333-63495
Registration No. 33-83172	Registration No. 33-69934
Registration No. 33-51338	Registration No. 33-51316
Registration No. 33-51258	Registration No. 33-39872
Registration No. 33-39869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159265

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151107

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129783

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126221

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59484

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63495

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-83172

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-69934

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-51338

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-51316

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-51258

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-39872

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-39869

UNDER THE SECURITIES ACT OF 1933

O’CHARLEY’S Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1192475
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3038 Sidco Drive Nashville, Tennessee	37204
(Address of Principal Executive Offices)	(Zip Code)

CHUX Ownership Plan

O’Charley’s Inc. 2008 Equity and Incentive Plan

Restricted Stock Agreements with Lawrence E. Hyatt, dated November 15, 2004

O’Charley’s 2000 Stock Incentive Plan

O’Charley’s Inc. 1991 Stock Option Plan for Outside Directors, as amended

O’Charley’s Inc. 1990 Employee Stock Plan, as amended

O’Charley’s Inc. 1989 Consultant Stock Program

O’Charley’s Inc. 1985 Stock Option Plan

(Full Titles of Plans)

R. Jeffrey Williams

O’Charley’s Inc.

3038 Sidco Drive

Nashville, Tennessee 37204

(Name and Address of Agent For Service)

(615) 256-8500

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by O’Charley’s Inc., a Tennessee corporation (the “Company”), remove from registration all shares of common stock, no par value per share (the “Shares”), of the Company registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission, pertaining to the registration of Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares Registered
333-159265	May 15, 2009	CHUX Ownership Plan	1,000,000

333-151107	May 22, 2008	O’Charley’s Inc. 2008 Equity and Incentive Plan	1,500,000

333-129783	November 17, 2005	Restricted Stock Agreements with Lawrence E. Hyatt, dated November 15, 2004	31,000

333-126221	June 29, 2005	CHUX Ownership Plan	675,000

333-59484	April 25, 2001	O’Charley’s 2000 Stock Incentive Plan	3,000,000

333-63495	September 16, 1998	O’Charley’s Inc. 1991 Stock Option Plan for Outside Directors, as amended	93,750

33-83172	August 23, 1994	O’Charley’s Inc. 1990 Employee Stock Plan, as amended	1,050,000

33-69934	October 5, 1993	CHUX Ownership Plan	300,000

33-51338	August 27, 1992	O’Charley’s Inc. 1989 Consultant Stock Program	50,000

33-51316	August 26, 1992	O’Charley’s Inc. 1991 Stock Option Plan for Outside Directors	50,000

33-51258	August 26, 1992	O’Charley’s Inc. 1990 Employee Stock Plan	250,000

33-39872	April 9, 1991	O’Charley’s Inc. 1990 Employee Stock Plan	500,000

33-39869	April 9, 1991	O’Charley’s Inc. 1985 Stock Option Plan	600,000

On February 5, 2012, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and Fred Merger Sub Inc., a Tennessee corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”) which provided for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 4:01 p.m., Eastern Time, on May 9, 2012 (the “Effective

Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Tennessee.

At the Effective Time, each Share issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by the Company, Parent or any subsidiary of Parent, including Merger Sub, which shares were cancelled without any conversion) converted into the right to receive $9.85 per share in cash, without interest thereon and less any required withholding taxes.

As a result of the pending Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 9th day of May, 2012.

O’CHARLEY’S INC.

By:	/s/ R. Jeffrey Williams
Name:	R. Jeffrey Williams
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David W. Head David W. Head	President and Chief Executive Officer (Principal Executive Officer)	May 9, 2012

/s/ R. Jeffrey Williams R. Jeffrey Williams	Chief Financial Officer and Treasurer Corporate Controller (Principal Accounting Officer)	May 9, 2012

/s/ George P. Scanlon George P. Scanlon	Director	May 9, 2012

/s/ Brent B. Bickett Brent B. Bickett	Director	May 9, 2012

/s/ Anthony J. Park Anthony J. Park	Director	May 9, 2012

/s/ Hazem Ouf Hazem Ouf	Director	May 9, 2012

10785462.1

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